EXHIBIT 10.8

LATIN NODE, INC.

PREFERRED STOCK PURCHASE AGREEMENT

THIS PREFERRED STOCK PURCHASE AGREEMENT, dated as of February 16, 2007 (the “Agreement”), is entered into by and among Latin Node, Inc., a Florida corporation (the “Company”), Retail Americas VoIP, LLC, a Delaware limited liability company (“RAV”), Elandia, Inc., a Delaware corporation (the “Purchaser”), Jorge Granados, an individual (the “Responsible Party”).

W I T N E S S E T H:

WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemptions from registration provided by Regulation D (“Regulation D”) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and/or Section 4(2) of the Securities Act;

WHEREAS, upon the terms and conditions of this Agreement, the Purchaser has agreed to purchase, and the Company wishes to issue and sell to Purchaser, 8,000,000 shares of the Company’s Series A 10% Cumulative Convertible Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), the terms of which are as set forth in the Amended and Restated Articles of Incorporation attached hereto as Exhibit A (the “Amended Articles”);

WHEREAS, the Series A Preferred Stock shall be convertible into shares of the Company’s common stock, $.001 par value per share (the “Common Stock”), pursuant to the terms set forth in the Amended Articles;

WHEREAS, as of the date hereof, RAV owns all of the issued and outstanding common stock of the Company;

WHEREAS, the Responsible Party is the president, a member of the board of directors, and an indirect beneficial owner, of the Company; and

WHEREAS, RAV and each of the Persons issued Purchaser Restricted Stock (as defined below) shall deposit their respective shares of stock with Shutts & Bowen LLP (the “Escrow Agent”) to be held in escrow pursuant to the Escrow Agreement (as defined below) in order to secure the indemnification obligations of RAV and the Responsible Party to the Purchaser.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	PURCHASE AND SALE; USE OF PROCEEDS

(a) Purchase of Series A Preferred Stock. Subject to the terms and conditions in this Agreement, the Purchaser hereby agrees to purchase from the Company, and the

Company hereby agrees to issue and sell to the Purchaser an aggregate of 8,000,000 shares of Series A Preferred Stock for the purchase price of $20,000,000 ($2.50 per share of Series A Preferred Stock)(“Purchase Price”), which shall be payable to the Company in immediately available funds on the Closing Date. The Company shall adopt and file the Amended Articles with the Florida Department of State at or before the Closing (defined below).

(b) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Carlton Fields, P.A., 4000 International Place, 100 Southeast Second Street, Miami, Florida 33131, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as Purchaser and the Company may mutually determine (the “Closing Date”).

(c) Use of Proceeds. The Company shall use the proceeds from the sale of the Series A Preferred Stock: (i) to reimburse the Purchaser its expenses as set forth in Section 8 hereof, (ii) to repay any and all outstanding loans in full from the Purchaser to the Company, except for any Purchaser Subordinated Debt (as defined below), and (iii) for the Company’s general working capital needs. Notwithstanding the foregoing, any accrued interest on the loans from the Purchaser to the Company shall be capitalized and considered part of the consideration for the Series A Preferred Shares. Furthermore, the Company covenants and agrees that none of the proceeds from the loans made by the Purchaser or the purchase of the Series A Preferred Stock under this Agreement shall be used to pay or compensate its employee, Alfredo Soto or his designees, for any reason whatsoever, other than for the payment of his current salary in the Ordinary Course of Business (as defined below).

2.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to, and covenants and agrees with, the Company as follows:

(a) Qualified Investor. The Purchaser is (i) experienced in making investments of the kind described in this Agreement and the related documents, (ii) able to afford the entire loss of its investment in the Series A Preferred Stock, and (iii) an “accredited investor” as defined in Rule 501(a) of Regulation D (“Accredited Investor”) and knows of no reason to anticipate any material change in its financial condition for the foreseeable future.

(b) Restricted Securities. The securities are “restricted securities” as defined in Rule 144 promulgated under the Securities Act. All subsequent offers and sales by the Purchaser of the Series A Preferred Stock and the Common Stock issuable upon conversion of the Series A Preferred Stock shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration.

(c) Reliance on Representations. The Purchaser understands that the Series A Preferred Stock is being offered and sold to it in reliance upon exemptions from the registration requirements of the United States federal securities laws, and that the Company is relying upon the truthfulness and accuracy of the Purchaser’s representations and warranties, and the

Purchaser’s compliance with its covenants and agreements, each as set forth herein, in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Series A Preferred Stock.

(d) Access to Information. The Purchaser (i) has been provided with sufficient information with respect to the business of the Company for the Purchaser to determine the suitability of making an investment in the Company and such documents relating to the Company as the Purchaser has requested and the Purchaser has carefully reviewed the same, (ii) has been provided with such additional information with respect to the Company and its business and financial condition as the Purchaser, or the Purchaser’s agent or attorney, has requested, and (iii) has had access to management of the Company and the opportunity to discuss the information provided by management of the Company and any questions that the Purchaser had with respect thereto have been answered to the full satisfaction of the Purchaser.

(e) Legality. The Purchaser has the requisite corporate power and authority to enter into this Agreement.

(f) Authorization. This Agreement and any related agreements, and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Purchaser, and such agreements, when executed and delivered by each of the Purchaser and the Company will each be a valid and binding agreement of the Purchaser, enforceable in accordance with their respective terms, except to the extent that enforcement of each such agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors rights generally and to general principles of equity.

(g) Restricted Common Stock. The restricted common stock of the Purchaser to be issued pursuant to Section 4(l) hereof shall be duly authorized, validly issued and fully paid and non-assessable.

(h) Investment. The Purchaser is acquiring the Series A Preferred Stock for investment for the Purchaser’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Series A Preferred Stock. The Purchaser is aware of the limits on resale imposed by virtue of the transaction contemplated by this Agreement and is aware that the Series A Preferred Stock will bear restrictive legends.

(i) Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Purchaser (as defined herein), currently threatened against the Purchaser that questions the validity of the Primary Company Documents (as defined below) or the right of Purchaser to enter into any such agreements or to consummate the transactions contemplated hereby and thereby, nor, to the Knowledge of Purchaser, is there any basis for the foregoing. All references to the “Knowledge” means the actual knowledge of the person in question or the knowledge such person could reasonably be expected to have each after reasonable investigation and due diligence.

(j) Broker’s Fees and Commissions. Except for a fee payable to Stanford Group Company, neither the Purchaser nor any of its officers, partners, employees or agents has employed any investment banker, broker, or finder in connection with the transactions contemplated by the Primary Company Documents.

3.	REPRESENTATIONS OF THE COMPANY, RAV AND THE RESPONSIBLE PARTY

Each of the Responsible Party, the Company and RAV, jointly and severally, represents and warrants to, and covenants and agrees with, the Purchaser that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule delivered by the Company to the Purchaser on the date hereof and initialed by the parties (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

(a) Organization. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted. Except as set forth on Section 3(g) of the Disclosure Schedule, the Company has no other equity interest in any other Person. The Company is duly qualified as a foreign corporation and in good standing in all jurisdictions in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. The minute books and stock record books and other similar records of the Company have been provided or made available to the Purchaser or its counsel prior to the execution of this Agreement, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Such minute books contain true and complete records of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, shareholders and committees of the board of directors of the Company from the date of organization through the date hereof. The Company has, prior to the execution of this Agreement, delivered to the Purchaser true and complete copies of the Company’s Articles of Incorporation, and Bylaws, each as amended through the date hereof. The Company is not in violation of any provisions of its Articles of Incorporation or Bylaws.

(b) Capitalization.

(i) On the date hereof, the authorized capital of the Company consists of 1,000 shares of Common Stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding. Except as set forth on Section 3(b)(i) of the Disclosure Schedule, there are no outstanding rights, agreements, arrangements or understandings to which the Company is a party (written or oral) which would obligate the Company to issue any equity interest, option, warrant, convertible note, or other types of securities, including, without limitation, any obligation to issue, grant, or otherwise sell any equity interest in the Company to the Company’s joint venture partner in Argentina. There is no obligation by the Company to register any shares in a registration statement filed with the Commission. Except as set forth on Section 3(b)(i) of the Disclosure Schedule, there is no agreement, arrangement or understanding between or among any entities or individuals which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to any voting shares of the Company, including, without limitation, any voting trust agreement or proxy. Except as set forth on Section 3(b)(i) of the Disclosure Schedule, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire for value any outstanding shares of capital stock or other ownership interests of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. There are no anti-dilution or price adjustment provisions regarding any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Securities (as defined below).

(ii) Upon the filing of the Amended Articles with the Florida Department of State, the authorized capital of the Company will consist of (i) 25,000,000 shares of common stock, $.001 par value, of which 2,000,000 shares will be issued to RAV, and (ii) 15,000,000 shares of Series A 10% Cumulative Convertible Preferred Stock, $.001 par value, of which no shares will be issued and outstanding.

(c) Concerning the Series A Preferred Stock and Common Stock. The Series A Preferred Stock, and the Common Stock issuable upon conversion of the Series A Preferred Stock, shall be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such a holder.

(d) Authorized Shares. The Company shall have available a sufficient number of authorized and unissued shares of Common Stock as may be necessary to effect conversion of the Series A Preferred Stock. Each of the Company and RAV understands and acknowledges the potentially dilutive effect to the Common Stock of the issuance of shares of Common Stock upon the conversion of the Series A Preferred Stock. The Company further acknowledges that its obligation to issue shares of Common Stock upon conversion of the Series A Preferred Stock is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

(e) Legality. The Company has the requisite corporate power and authority to enter into this Agreement, and to issue and deliver the Series A Preferred Stock and the Common Stock issuable upon conversion of the Series A Preferred Stock.

(f) Transaction Agreements. This Agreement, the Amended Articles, the Shareholders’ Agreement (as defined below), the Non-Compete Agreement (as defined below), the Escrow Agreement (as defined below) and the Lock-up Agreements (as defined below)(collectively, the “Primary Company Documents”), and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Company. The Primary Agreements have been duly executed and delivered by the Company and, when executed and delivered by the Company, each of the Primary Company Documents will be a valid and binding agreement of the Company, enforceable in accordance with their respective terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity.

(g) Subsidiaries. Section 3(g) of the Disclosure Schedule sets forth for each Subsidiary (as defined below) of the Company (i) its name and jurisdiction of incorporation, (ii) the number of authorized shares for each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and non-assessable. Except as set forth on Section 3(g) of the Disclosure Schedule, the Company or one or more of its Subsidiaries hold of record and own beneficially all of the outstanding shares of each Subsidiary of the Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except as set forth on Section 3(g) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company. Except as set forth on Section 3(g) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary of the Company. Except as set forth on Section 3(g) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person. As used herein, “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

(h) Financial Statements. The Company has delivered to the Purchaser a complete and correct copy of the following financial statements (collectively the “Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in shareholders’ equity, and cash flow as of and for the fiscal years ended June 30, 2003, June 30, 2004, and June 30, 2005 for the Company and its Subsidiaries, (ii) audited consolidated balance sheet and statement of income, changes in shareholders’ equity, and cash flow as of and for the fiscal year ended June 30, 2006 (the “Most Recent Fiscal Year End”) for the Company and its Subsidiaries and (iii) unaudited consolidated balance sheets and statement of income (the “Most Recent Interim Financial Statements”) as of and for the six months ended December 31, 2006 (the “Most Recent Interim Period”) for the Company and its Subsidiaries. The Company has furnished, and will provide Purchaser with all management letters of the Company’s outside independent certified public accountants relating to audits performed in connection with the Financial Statements. Each of the Financial Statements, including, in each case, any related notes: (i) is true or will be true, complete, and correct as of their respective dates, (ii) is in accordance with and supported by and consistent with the books and records of Company, including, without limitation, a general ledger and detailed trial balances, which books and records have been made available to Purchaser and which have been maintained in accordance with good business practices, (iii) is or will be prepared in accordance with United States generally accepted accounting principles as then effect (“GAAP”) consistently applied during the periods involved (except as otherwise disclosed in the notes thereto, or, in the case of the Most Recent Interim Financial Statements, the absence of footnotes, statements of cash flows and changes in shareholders equity, and normal year end adjustments), and (iv) presents fairly the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity, and statements of cash flows of Company and its Subsidiaries as of the dates and for the periods indicated subject, in the case of the Most Recent Interim Financial Statements, to normal year-end adjustments. Each of the Financial Statements are (and upon the completion of the review of the Most Recent Interim Financial Statements, each of the Financial Statements will be) in proper form and will satisfy the historical financial statement requirements of Form 8-K promulgated by the Commission for a material acquisition by the Purchaser.

(i) Intentionally Omitted.

(j) Independent Accountants. To the Company’s Knowledge, Berenfeld, Spritzer, Shechter & Sheer, CPA’s, LLP (the “Accounting Firm”), which has audited the Company’s Financial Statements for the fiscal years ended June 30, 2003, June 30, 2004, June 30, 2005 and June 30, 2006, is “independent” with respect to the Company and its Subsidiaries within the meaning of Regulation S-X, as promulgated under the Securities Act, and has been “independent” within such meaning at all times since June 20, 2003.

(k) Non-Contravention. Except as set forth on Section 3(k) of the Disclosure Schedule, the execution and delivery of this Agreement and each of the other Primary Company Documents, and the consummation by the Company of the transactions contemplated by this Agreement and each of the other Primary Company Documents, do not and will not conflict with, or result in a breach by the Company of, or give any third party any right of termination, cancellation, acceleration or modification in or with respect to, any of the terms or provisions of, or constitute a default under, (A) its Articles of Incorporation or Bylaws, as amended through the date hereof, (B) any material indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, or (C) any existing applicable law, rule, or regulation or any applicable decree, judgment or order of any court or federal, state, securities industry or foreign regulatory body, administrative agency, or any other governmental body having jurisdiction over the Company or any of their properties or assets (collectively, “Laws”).

(l) Approvals and Filings. Except as set forth on Section 3(l) of the Disclosure Schedule, and other than the completion of the filing of the Amended Articles, no authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, creditors, lessors, shareholders of the Company, or other non-governmental Persons is required to be obtained by the Company for the entry into or the performance of this Agreement and the other Primary Company Documents.

(m) Compliance with Law. The Company has not violated, and is not currently in default under, any Laws (including, without limitation, any telecommunications Laws) applicable to the Company, or any of the assets or properties of the Company, where such violation could reasonably be expected to have Material Adverse Effect. For the purposes of this Agreement, the term “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Company and its Subsidiaries, taken as a whole, or to the ability of the Company to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether the Purchaser has knowledge of such effect or change on the date hereof).

(n) Absence of Certain Changes, Events and Conditions. Except as set forth on Section 3(n) of the Disclosure Schedule, or in the Most Recent Interim Financial Statements, since the Most Recent Fiscal Year End, the Company has not:

(i) other than in the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency)(“Ordinary Course of Business”), sold, transferred, leased, subleased, licensed, encumbered or otherwise disposed of any assets;

(ii) borrowed any amount or incurred or become subject to any liabilities, except trade payables incurred in the Ordinary Course of Business and liabilities under contracts entered into in the Ordinary Course of Business (excluding any capital lease obligations);

(iii) discharged or satisfied any material Encumbrance or paid any material obligation or liability, other than in the Ordinary Course of Business;

(iv) declared or made any payment or distribution of cash or other property to its shareholders with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);

(v) sold, assigned or transferred any material intellectual property rights or disclosed any proprietary confidential information to any Person;

(vi) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any of the officers, employees, independent contractors or agents, including, without limitation, any increase or change pursuant to any employee benefit plan, or (ii) established, increased or accelerated the payment or vesting of any benefits under any employee benefit plan with respect to officers or employees;

(vii) made any material change in any method of accounting or accounting practice or policy, including, without limitation, material changes in assumptions underlying or methods of calculating bad debt, contingency or other reserves, or notes or accounts receivable write-offs, or in corporate allocation methodology, in each case other than changes required by Law or under GAAP;

(viii) suffered any casualty loss or damage with respect to any assets, whether or not covered by insurance;

(ix) experienced any Material Adverse Change;

(x) conducted the businesses of the Company and its Subsidiaries outside in the ordinary and usual course consistent with past practice;

(xi) compromised, settled, granted any waiver or release relating to, or otherwise adjusted any Action (as defined below), Indebtedness (as defined below) or any other claims or rights; or

(xii) entered into any agreement, contract, commitment or arrangement to do any of the foregoing.

As used herein, “Action” means any action, suit, claim, arbitration, or proceeding or investigation commenced by or pending before any governmental body; and “Indebtedness” means obligations with regard to borrowed money and leases classified or accounted for as capital or financing leases on financial statements, but shall expressly not include either accounts payable or accrued liabilities that are incurred in the Ordinary Course of Business or obligations under operating leases classified or accounted for as such on financial statements.

(o) Indebtedness to Officers, Directors and Shareholders. Except as set forth on Section 3(o) of the Disclosure Schedule, the Company is not indebted to any of the Company’s shareholders, officers or directors or their Affiliates in any amount whatsoever (including, without limitation, any deferred compensation, salaries or rent payable). For the purposes hereof, the term “Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

(p) Relationships with Related Persons. Except as set forth on Section 3(p) of the Disclosure Schedule, no officer, director, or principal shareholder of the Company nor any Related Person (as defined below) of any of the foregoing has, or since December 31, 2003, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the business of the Company. Except as set forth on Section 3(p) of the Disclosure Schedule, no officer, director, or principal shareholder of the Company nor any Related Person of the any of the foregoing is, or since December 31, 2003, has owned an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the merchandise or services of such company (a “Competing Business”) in any market presently served by such company except for ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth on Section 3(p) of the Disclosure Schedule, no director, officer, or principal shareholder of the Company nor any Related Person of any of the foregoing is a party to any contract with, or has claim or right against, the Company. As used in this Agreement, “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or any governmental body; “Related Person” means, (X) with respect to a particular individual, (a) each other member of such individual’s Family (as defined below); (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as defined below); and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); (Y) with respect to a specified Person other than an individual, (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c). For purposes of the foregoing definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 1% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 1% of the outstanding equity securities or equity securities in a Person.

(q) Title to Properties; Liens and Encumbrances. Except as set forth on Section 3(q) of the Disclosure Schedule, the Company has good and assignable title to all of its properties and assets, both real and personal, and has good title to all its leasehold interests, free and clear of all Encumbrances (as defined below) except liens for current Taxes not yet due. As used in this Agreement, “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

(r) Permits.

(i) The Company has all permits, licenses and any similar authority necessary for the conduct of its business as now conducted, the lack of which would materially and adversely affect the business or financial condition of such company. The Company is not in default in any respect under any of such permits, licenses or similar authority. The Company currently holds all foreign, federal, state and local permits, licenses, authorizations, certificates, exemptions and approvals of governmental bodies or other Persons necessary to conduct the businesses in which they are engaged and to own and use the facilities and properties owned and used by them (collectively, “Permits”). Each such Permit is valid and in good standing with the issuer of the Permit and not subject to any proceedings for suspension, modification or revocation. Without limiting the generality of the foregoing: (A) the Company has not received any written notice from any governmental body revoking, canceling, rescinding, materially modifying or refusing to renew any Permit and (B) the Company is in compliance with the requirements of all Permits.

(ii) (A) The Company maintains effective tariffs for services that it offers that are subject to tariff requirements, (B) the Company offers its tariffed services in a manner consistent with the filed tariff, (C) no order or other requirement of Law has been received by the Company concluding that its tariff is unlawful, (D) no order or other requirement of Law has been received by the Company suspending a tariff, and (E) the Company has taken steps in the Ordinary Course of Business to maintain the effectiveness of its tariffs and to enforce applicable terms and conditions in a manner that is not unreasonably discriminatory.

(s) Absence of Litigation. Except as set forth in Section 3(s) of the Disclosure Schedule, there is no action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator pending or, to the Knowledge of the Company or RAV, threatened, against or affecting the Company or any of its Subsidiaries, in which an unfavorable decision, ruling or finding would have a Material Adverse Effect.

(t) No Default. Except as set forth in Section 3(t) of the Disclosure Schedule, the Company is not in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust or other instrument or agreement to which it is a party or by which it or its property may be bound.

(u) Taxes. Except as set forth on Section 3(u) of the Disclosure Schedule:

(i) All Tax Returns (as defined below) required to have been filed by or with respect to the Company (including any extensions) have been filed. All such Tax Returns are true, complete and correct in all material respects. All Taxes (as defined below) due and payable by the Company, whether or not shown on any Tax Return, or claimed to be due by any Taxing Authority (as defined below), have been paid or accrued on the balance sheet included in the Most Recent Interim Financial Statements.

(ii) The Company does not have any material liability for Taxes outstanding other than as reflected in the balance sheet included in the Most Interim Recent Financial Statements. The unpaid Taxes of the Company (A) did not, as of the expiration of Most Recent Interim Period, exceed by any material amount the reserve for liability for income tax (other than the reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the balance sheet included in the Most Recent Interim Financial Statements, and (Bi) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date.

(iii) The Company is not a party to any agreement extending the time within which to file any Tax Return. No claim has ever been made by a Taxing Authority of any jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(iv) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or independent contractor.

(v) There has been no action by any Taxing Authority in connection with assessing additional Taxes against, or in respect of, the Company for any past period. There is no dispute or claim concerning any Tax liability of the Company either (i) claimed, raised or, to the Knowledge of the Company, threatened by any Taxing Authority or (ii) of which the Company is otherwise aware. There are no liens for Taxes upon the assets and properties of the Company other than liens for Taxes not yet due. None of the Tax Returns of the Company have been audited or examined by Taxing Authorities, and none of the Tax Returns of the Company currently are the subject of audit or examination. The Company has made available to the Purchaser complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company since the fiscal year ended June 30, 2001.

(vi) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, the Company or with respect to any Tax assessment or deficiency affecting the Company.

(vii) The Company has not received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.

(viii) The Company does not have any liability for the Taxes of any person or entity other than the Company (A) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, (C) by contract or (D) otherwise.

(ix) The Company (A) has not agreed to make nor is required to make any adjustment under Section 481 of the Internal Revenue Code of 1986, as amended (“Code”) by reason of a change in accounting method and (ii) is not a “consenting corporation” within the meaning of Section 341(f)(1) of the Code.

(x) The Company is not a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

(xi) The Company is not involved in, subject to, or a party to any joint venture, partnership, contract or other arrangement that is treated as a partnership for federal, state, local or foreign Tax purposes.

(xii) The Company was not included nor is includible, in the Tax Return of any other entity.

As used in this Agreement, a “Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax; “Tax” or “Taxes”) means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross, receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by Taxing Authority, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term includes any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments; and “Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

(v) Ethical Practices; Foreign Corrupt Practices and International Trade Sanctions. Neither the Company nor any of its Subsidiaries has offered or given, and the Company is not aware of any Person that has offered or given, on the Company’s or Subsidiaries’ behalf, anything of value to, in violation of any Law, including the Foreign Corrupt Practices Act of 1977, as amended: (i) any official of a governmental body, any political party or official thereof or any candidate for political office; (ii) any customer or member of any governmental body; or (iii) any other Person, for the purpose of any of the following: (x) influencing any action or decision of such Person in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any governmental body to affect or influence any act or decision of such governmental body to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person, except for an immaterial political contribution (in an amount which was less than $1,000) by a political action committee which was fully disclosed to the appropriate governmental body (without any resulting fine or penalty to the Company or any of its Subsidiaries).

(w) Agent Fees. Except as set forth in Section 3(w) of the Disclosure Schedule, the Company has not incurred any liability for any finder’s or brokerage fees or agent’s commissions in connection with the transactions contemplated by this Agreement.

(x) Employee Benefit Plans and Related Matters. Except as set forth on Section 3(x) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any pension, profit sharing, savings, retirement, or other deferred compensation plan, or any bonus (whether payable in cash or stock) or incentive program, or any group health plan (whether insured or self-funded), or any disability or group life insurance plan or other employee welfare benefit plan whether oral or written, including any “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) of which the Company, any Subsidiary or any Person was or is required, to be treated as a single employer under Section 414 of ERISA (“ERISA Affiliate”). Neither the Company nor any Subsidiary is a party to, nor has it made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA. If any such plans exist, the Company has furnished or have caused to be furnished to the Purchaser or its counsel complete and accurate copies of such plans. Each of the Company and Subsidiaries has prepared in good faith and timely filed all requisite governmental reports and has properly and timely posted or distributed all notices and reports to the employees of the Company and/or Subsidiaries (as applicable) required to be filed, posted, or distributed with respect to each of such plans, if any. Each such plan, if any, has at all times been operated and administered in all material respects in accordance with its terms and all applicable Laws currently in effect, including ERISA and the Code and all amendments thereto. Neither the Company nor any Subsidiary has violated any of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 applicable to employees of the Company prior to the Closing. None of the Company, Subsidiaries or any trustee or administrator of any employee welfare plan within the meaning of Section 3(1) of ERISA (“ERISA Plans”) covering any employee nor any party in interest (as defined in Section 3(14) of ERISA) or disqualified person (as defined in Section 4975(e)(2) of the Code) with respect to any ERISA Plan has engaged in any transaction which would subject the Company, any Subsidiary or such plan, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust to either a civil penalty assessed pursuant to ERISA or a tax imposed pursuant to the Code. There are no pending claims with respect to the administration or the investment of the assets of any such plan or otherwise involving any such plan (other than routine claims for benefits). There are no “reportable events” under Section 4043 of ERISA with respect to any pension benefit plan within the meaning of Section 3(2) of ERISA, subject to Title IV of ERISA, and none of the Company, Subsidiaries or any ERISA Affiliate or shareholder of any of the foregoing has incurred any liability under Title IV of ERISA in connection with the termination of any pension benefit plan or the complete or partial withdrawal from any multiemployer plan within the meaning of Section 3(37) of ERISA.

(y) Private Offering. Subject to the accuracy of the Purchaser’s representations and warranties set forth in Section 2 hereof, (i) the offer, sale and issuance of the Series A Preferred Stock and (ii) the issuance of Common Stock pursuant to the conversion of the Series A Preferred Stock into shares of Common Stock, each as contemplated by the Primary Company Documents, are exempt from the registration requirements of the Securities Act and any applicable state securities laws and are in compliance with all federal and state securities laws and regulations. The Company agrees that neither the Company nor anyone acting on its behalf will offer any of the Series A Preferred Stock, or any similar securities for issuance or sale, or solicit any offer to acquire any of the same from anyone so as to render the issuance and sale of such securities subject to the registration requirements of the Securities Act. The Company has not offered or sold the Series A Preferred Stock by any form of general solicitation or general advertising, as such terms are used in Rule 502(c) under the Securities Act.

(z) Disclosure. Neither this Agreement, nor any of the exhibits, schedules, documents, certificates or other items prepared or supplied to the Purchaser, including, without limitation, the Company’s business plan, by the Company with respect to the transactions contemplated hereby contain any untrue statements of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which the Company or RAV has not disclosed to the Purchaser in writing and of which any of their respective officers, directors or executive, employees is aware (other than general economic conditions) and which has had or would reasonably be expected to have a Material Adverse Effect. All estimates and projections of the Company’s performance provided by the Company to the Purchaser are based on good faith estimates or projections of, and assumptions believed to be reasonable by, the management of the Company as of the date such statements were prepared, and the management of the Company believe that such assumptions remain reasonable.

4.	PRE-CLOSING COVENANTS, ACKNOWLEDGMENTS AND RESTRICTIONS

(a)	Financial Disclosure and Accounting Controls.

(i) The Company shall use its best efforts to establish prior to the Closing, and to maintain after the Closing, “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and its Subsidiaries, that would be required to be disclosed by the Company in the reports that it would be required to file or submit under the Exchange Act if the Company were a reporting company under the Exchange Act, is communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company that would be required by Section 302 of the Sarbanes-Oxley Act of 2002 (“SOX”), with respect to such reports, if the Company were a reporting Company under the Exchange Act. For purposes of this Section, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in SOX.

(ii) The Company shall use its best efforts to establish prior to the Closing, and to maintain after the Closing, a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company shall make available to the Purchaser accurate and complete copies of all material policies, manuals and other documents promulgating such internal accounting controls. The Company shall use its best efforts to eliminate any “material weaknesses” (as defined by the Public Company Accounting Oversight Board (“PCAOB”)) and any “significant deficiencies” (as defined by the PCAOB) that are reasonably likely to collectively represent a “material weakness” in the design or operation of the Company’s internal controls and procedures. The Company shall use its best efforts to ensure that there shall be no significant deficiencies in the design or operation of the Company’s internal controls and procedures.

(b) Cooperation. Following the execution of this Agreement, the Company and the Purchaser agree as follows:

(i) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, including under applicable Laws and regulations, to consummate the sale of the Series A Preferred Stock and the other transactions contemplated by this Agreement as soon as practicable after the date hereof. In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to file all necessary applications for Required Consents (as defined below) at the Federal Communications Commission (“FCC”), any state public service commission or similar regulatory body (“PUC”) and local franchising authorities with respect to the transactions contemplated hereby as promptly as practical after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested by the FCC, PUCs and local franchising authorities and to take all other actions necessary to cause the Required Consents to be obtained as soon as practicable and (ii) to obtain all other required consents from third parties. As used herein, “Required Consents” means any consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to (a) the Communications Act of 1934, as amended, and any rules and regulations promulgated by the FCC, (c) state securities or “blue sky” laws, (d) the Securities Act (e) the Exchange Act, (f) laws, rules, regulations, practices and orders of any state or PUCs, local franchising authorities, foreign telecommunications regulatory agencies or similar state or foreign regulatory bodies, or the Federal Energy Regulatory Commission, and (g) antitrust or other competition Laws of other jurisdictions.

(ii) The Company shall be responsible for preparing and filing the applications, notices and documentation to request from government bodies with jurisdiction over the telecommunications industry the applicable Required Consents. The Purchaser will cooperate with the Company in this regard, providing such assistance as the Company shall reasonably request.

(iii) The Company and the Purchaser shall, in connection with the efforts referenced in Section 4(b)(i) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Regulatory Law (as defined below), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the FCC, PUCs, the Antitrust Division of the Department of Justice (the “DOJ”) or any other governmental body and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FCC, PUCs, the DOJ or any such other governmental body or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FCC, PUCs, the DOJ or such other applicable governmental body or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. Neither party shall take any action in connection with obtaining any Required Consent that is intended to create, allocate, or shift to the other party any liability arising from the obtaining of such Required Consent; provided, that this provision is not intended to limit the rights or obligations of either party under this Section 4(b)(iii) or any other Section of this Agreement or the right of any party to otherwise seek to reduce or eliminate any such liability on itself. For purposes of this Agreement, “Regulatory Law” means (i) the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the Communications Act, and all other federal, state and foreign, if any, Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, whether in the communications industry or otherwise, through merger or acquisition and (ii) all federal, state and foreign, if any, Laws with respect to the transfer, assignment, modification or granting of Permits, whether in the public utility or communications industries or otherwise.

(iv) In furtherance and not in limitation of the covenants of the parties contained in Sections 4(b)(i) and 4(b)(ii), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, the Company and the Purchaser shall cooperate in all respects with each other and use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(v) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any governmental body or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the Company and the Purchaser shall use its reasonable best efforts to resolve any such objections or challenge as such governmental body or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

(vi) As used in this Section 4(b), “reasonable best efforts” shall not require the Purchaser or any of its Affiliates to divest or hold separate or otherwise take or commit to take any action that limits their freedom of action with respect to, or their ability to retain, any of their assets or businesses or the business or assets of the Company or that limits their freedom of action with respect to their business or assets.

(c) Conduct of the Business Prior to Closing. Between the date hereof and the Closing Date, except as contemplated by this Agreement, or except with the prior written consent of the Purchaser, the Company and its Subsidiaries shall operate their businesses in the Ordinary Course of Business (including, without limitation, with respect to compliance with Laws and performance under contracts) and will not permit:

(i) any of the assets of the Company or its Subsidiaries to be subjected to any Encumbrance which does not exist as of the date of this Agreement;

(ii) any changes, including changes to connection, disconnection and collection practices, to be made in the operations of the Company or its Subsidiaries;

(iii) any assets of the Company or its Subsidiaries to be sold, transferred, leased, subleased, licensed, encumbered or otherwise disposed of, except in the Ordinary Course of Business;

(iv) (A) any increase, or the announcement of any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by either of the Company or its Subsidiaries to any director, officer, employee, independent contractor or agent to be granted, including, without limitation, any increase or change pursuant to any employee benefit plan, or (B) any benefits under any employee benefit plan to be established or increased or to be promised to be increased, or any payment or vesting thereof to be accelerated;

(v) any material change in any method of accounting or accounting practice or policy used by the Company or its Subsidiaries to be made, including, without limitation, material changes in assumptions underlying or methods of calculating bad debt, contingency or other reserves, or notes or accounts receivable write-offs, or in corporate location methodology, in each case other than as required by Law or under GAAP;

(vi) any commitments for either of the Company or its Subsidiaries to make capital expenditures in excess of $150,000 individually or in the aggregate;

(vii) any amendment of the certificate or articles of incorporation or bylaws of either of the Company or its Subsidiaries, except for the filing of the Amended Articles;

(viii) any material Action, Indebtedness or any other claims or rights related to the Company or its Subsidiaries to be compromised, settled or otherwise adjusted, or any waiver or release relating thereto to be granted (unless such action would not impose material restrictions or obligations on the Company or its Subsidiaries after the Closing) in the Ordinary Course of Business;

(ix) any new agreement, contract, commitment or arrangement, or any amendments or modifications to any existing such agreement, contract, commitment or arrangement, to be entered into with any Affiliate of either of the Company or its Subsidiaries or any third parties that is material to the Company or its Subsidiaries or that will continue in effect after the Closing Date and not be terminable by the Company or its Subsidiaries on not more than 30 days’ written notice without payment of premium or penalty;

(x) any change in the stock ownership of any Company to be made or any interest in either of the Company or its Subsidiaries to be granted or assigned, except as contemplated by this Agreement;

(xi) any Indebtedness to be created, incurred, assumed or guaranteed by either of the Company or its Subsidiaries that cannot be prepaid or terminated without payment of premium or penalty, except for borrowings under existing credit agreements (or replacements therefor on substantially the same terms) or the creation of trade payables;

(xii) any new material contract or any material amendments or material modifications to any existing such contract, to be entered into; or

(xiii) any agreement, contract, commitment or arrangement to do any of the foregoing to be entered into.

(d) Access. Pending the Closing Date, the Company, RAV and the Responsible Party shall:

(i) Ensure that the Purchaser and its representatives are given reasonable access during normal business hours to all of the employees (including appropriate experts and other knowledgeable personnel), attorneys, accountants, agents, independent contractors, properties, books and records of the Company and its Subsidiaries and that the Purchaser and its representatives are furnished with such information concerning the Company and its Subsidiaries as the Purchaser may reasonably require;

(ii) From time to time, furnish to the Purchaser such additional information (financial or otherwise) concerning the Company and its Subsidiaries as the Purchaser may reasonably request (which right to request information shall not be exercised in any way which would unreasonably interfere with the normal operations, business or activities of the Company); and

(iii) Obtain, to the extent the Purchaser requires audited or reviewed financial statements of the Company and its Subsidiaries in order to comply with the reporting requirements of the Commission set forth in Regulations S-K and S-X, (or, if Purchaser proposes to have its auditors audit any such financial statements, to permit the Purchaser to obtain by providing audited balance sheets as of the end of the fiscal years hereinafter described and income statements and statements of cash flows and changes in equity for such periods, in each case, for the Company and its Subsidiaries in the form required by Regulations S-K and S-X), the required audited or reviewed financial statements of the Company and it Subsidiaries covering the years ended June 30, 2006, 2005 and 2004 and each subsequent fiscal quarter, and to the extent the Closing shall not have occurred prior to the end thereof, the fiscal year ending June 30, 2007 (and each fiscal quarter thereof), reasonably sufficient and timely enough to permit the Purchaser reasonably to satisfy such obligations, including, without limitation, providing reasonable access as stated under clause (e)(i) above to any auditors engaged by the Purchaser for such purpose and delivering one or more representation letters from the Company to any such auditors as may be reasonably requested by the Purchaser to allow such auditors to complete any such audit or review and to issue an opinion on such financial statements acceptable to the Commission.

(e) Reservation of Common Stock. The Company will at all times have authorized and reserved for the purpose of issuance a sufficient number of shares of Common Stock to provide for the conversion of the Series A Preferred Stock.

(f) Shareholders’ Agreement. On the Closing Date, the Company, RAV, the Purchaser, and each of the members of RAV, shall execute a shareholders’ agreement in the form attached hereto as Exhibit B (the “Shareholders’ Agreement”).

(g) Non-Compete and Non-Solicitation Agreements. On the Closing Date, the Company and the Responsible Party shall execute a non-compete and non-solicitation agreement in the form attached hereto as Exhibit C (the “Non-Compete Agreement”).

(h) Opinion of Counsel. The Purchaser shall have received from Shutts & Bowen LLP, counsel to the Company, an opinion dated the Closing Date, in the form attached hereto as Exhibit D (“Company Legal Opinion”).

(i) Purchaser Stock Options. The Purchaser shall reserve 600,000 shares of its common stock under the Purchaser’s stock option plan for the purpose of granting stock options to the Company’s employees in such amounts and upon such term as determined by the Purchaser’s compensation committee, in its sole and absolute discretion.

(j) Books and Records. The Company shall keep proper books of record and account in which true and complete entries will be made of all transactions in accordance with GAAP applied on a basis consistent with prior periods.

(k) Actions Prior to the Closing. The Company shall, by the Closing Date, (i) file all Tax Returns that are required to be filed and that have not been filed prior to the date of this Agreement, including the 2006 Tax Return, (ii) obtain the consent of the Accounting Firm to the use of its audit reports in the filing of a Form 8-K by the Purchaser containing the financial information of the Company required to be presented in connection with the acquisition of the Series A Preferred Stock by the Purchaser, and (iii) effect a stock split, whereby all of the issued and outstanding shares of Company Common Stock shall be exchanged for 2,000,000 shares of Company Common Stock, such that RAV shall hold 2,000,000 shares.

(l) Grant of Purchaser Restricted Stock to the Responsible Party. At the Closing, the Purchaser shall issue 375,000 shares of Purchaser’s restricted common stock (“Purchaser Restricted Stock”), to the Persons and in such amounts as set forth on Exhibit E attached hereto (“Purchaser Restricted Stock Grant”). The Persons set forth on Exhibit E shall execute a lock up agreement in the form attached hereto as Exhibit F (“Lock-Up Agreement”). The Purchaser Restricted Stock shall be “restricted shares” as defined by Rule 144 promulgated by the Commission under the Securities Act and shall bear a legend to that effect. As a condition to the issuance of such restricted stock, the Responsible Party shall provide investor representation letters in the form and content acceptable to the Purchaser and its counsel.

(m) Employment Agreements. On the Closing Date, the Company and the Responsible Party shall execute, and the Company shall cause Manuel Salvoch to execute, employment agreements in the form attached hereto as Exhibits G-1 and G-2 (the “Employment Agreements”).

(n) Escrow Agreement. On the Closing Date, (i) the Company, RAV, the Purchaser and each of the Persons listed on Exhibit E shall execute an escrow agreement in the form attached hereto as Exhibit H (the “Escrow Agreement”), (ii) RAV shall deposit all of its shares of Company Common Stock with the Escrow Agent to held pursuant to the terms of the Escrow Agreement, and (iii) the Persons listed on Exhibit E shall deposit all of their shares of Purchaser common stock issued pursuant to Section 4(l) above with the Escrow Agent to be held pursuant to the terms of the Escrow Agreement (subsections (ii) and (iii) shall be referred to collectively as the “Escrowed Shares”).

(o) Exclusivity. The Company will not (and the Company will not cause or permit any of its Subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. RAV will not vote its shares of Company Common Stock in favor of any such acquisition. The Company will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

5.	POST-CLOSING COVENANTS, ACKNOWLEDGMENTS AND RESTRICTIONS

(a) Subordinated Debt Financing. The Purchaser agrees that if the Company obtains senior debt financing from a reputable financial institution in an amount not less than US $5,000,000 and such debt financing provides for a reasonable market rate of interest, a repayment term of no less than five years, and no equity participation, the Purchaser will lend to the Company, subject and junior to such senior debt, an amount equal to US $5,000,000 less all fees and expenses of the Purchaser, including, without limitation, the 10% fee payable to Stanford Group Company, with (i) an annual interest rate of 10%, (ii) a repayment term equal to that of the repayment term for the senior debt under the senior debt financing documents, and (iii) such other typical credit facility terms and conditions to be established by the Purchaser (the “Purchaser Subordinated Debt”); provided, that the Purchaser is able to enter into a satisfactory intercreditor agreement with senior lender upon terms acceptable to the Purchaser.

(b) Insurance. The Company shall maintain insurance on its properties, assets, business and personnel (on commercially reasonable terms and subject to reasonable deductibles) sufficient and adequate, in the reasonable discretion of management of the Company, for the business in which the Company is engaged in amounts customary for companies similarly situated.

(c) Transfer Restrictions. The Purchaser acknowledges that (i) neither the Series A Preferred Stock, nor the Common Stock issuable upon conversion of the Series A Preferred Stock have been registered under the Securities Act, and such securities may not be transferred unless (A) subsequently registered thereunder or (B) they are transferred pursuant to an exemption from such registration, and (ii) any sale of the Series A Preferred Stock or the Common Stock issuable upon conversion thereof (collectively, the “Securities”) made in reliance upon Rule 144 under the Securities Act (“Rule 144”) may be made only in accordance with the terms of Rule 144. The provisions of this Section 5, together with the rights of the Purchaser under this Agreement and the other Primary Company Documents, shall be binding upon any subsequent transferee of the Series A Preferred Stock.

(d) Restrictive Legend. The Purchaser acknowledges and agrees that, until such time as the Securities shall have been registered under the Securities Act or the Purchaser demonstrates to the reasonable satisfaction of the Company and its counsel that such registration shall no longer be required, such Securities may be subject to a stop-transfer order placed against the transfer of such Securities, and such Securities shall bear a restrictive legend in substantially the following form:

THESE SECURITIES (INCLUDING ANY UNDERLYING SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION SHALL NO LONGER BE REQUIRED.

(e) Filings. The Company undertakes and agrees that it will make all required filings in connection with the sale of the Securities to the Purchaser as required by federal and state laws and regulations, or by any domestic securities exchange or trading market, and if applicable, the filing of a notice on Form D (at such time and in such manner as required by the rules and regulations of the Commission), and to provide copies thereof to the Purchaser promptly after such filing or filings.

(f) Return of Certificates on Conversion. Upon any conversion by the Purchaser of less than all of the Series A Preferred Stock pursuant to the terms of the Amended Articles, the Company shall issue and deliver to the Purchaser, within seven (7) business days of the date of conversion, a new certificate or certificates for, as applicable, the total number of shares of the Series A Preferred Stock, which the Purchaser has not yet elected to convert (with the number of and denomination of such new certificate(s) designated by the Purchaser).

(g) Replacement Certificates and Warrants. The certificate(s) representing the shares of the Series A Preferred Stock held by the Purchaser shall be exchangeable, at the option of the Purchaser at any time and from time to time at the office of Company, for certificates with different denominations representing, as applicable, an equal aggregate number of shares of the Series A Preferred Stock as requested by the Purchaser upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

(h) Escrow Fund. The parties agree that in the event that the Put or Call (as such terms are defined in the Shareholders’ Agreement) is exercised pursuant to Section 2.8 or 2.9 of the Shareholders’ Agreement within a three year period commencing on the Closing Date, all consideration paid to RAV in connection therewith (“Put/Call Consideration”) shall be deposited into escrow with the Escrow Agent and held with the Escrowed Shares pursuant to the terms of the Escrow Agreement. If (i) RAV or the Responsible Party is eligible under the Securities Laws (as defined in the Shareholders’ Agreement) to transfer its shares of Company Common Stock or Purchaser Restricted Stock, (ii) such transfer is permitted under the

Shareholders’ Agreement, and (iii) RAV and/or the Responsible Party transfers such stock to an unrelated third party in a bona fide transaction at a minimum price per share of $2.50 for Company Common Stock and $4.17 for the Purchaser Restricted Stock, then (A) the Escrow Agent will release such shares from escrow in order to effectuate the transfer, and (B) RAV and/or the Responsible Party shall deposit all consideration received in connection with such transfer (“Transfer Consideration”) in escrow with the Escrow Agent to be held with the Escrowed Shares pursuant to the terms of the Escrow Agreement. The Put/Call Consideration or Transfer Consideration deposited into escrow with the Escrow Agent, together with the Escrowed Shares, shall be referred to collectively as the “Escrow Fund.”

6.	CONDITIONS TO THE COMPANY’S OBLIGATION TO ISSUE THE SHARES

The Purchaser understands that the Company’s obligation to issue the Series A Preferred Stock on the Closing Date to the Purchaser pursuant to this Agreement is conditioned upon the following, unless waived in writing by the Company:

(a) The accuracy on the Closing Date of the representations and warranties of the Purchaser contained in this Agreement as if made on the Closing Date and the performance by the Purchaser on or before the Closing Date of all covenants and agreements of the Purchaser required to be performed on or before the Closing Date.

(b) All regulatory approvals or filings, if any, on the Closing Date necessary to consummate the transactions contemplated by this Agreement shall have been made as of the Closing Date.

(c) The Purchaser shall have executed and delivered to the Company and the Responsible Party, as applicable, (i) the Shareholders’ Agreement, (ii) the Escrow Agreement, and (iii) the stock certificate(s) representing the restricted common stock of the Purchaser to be issued under Section 4(l) hereof.

(d) There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by or before any governmental body which prohibits the consummation of the transactions contemplated by this Agreement. No preliminary or permanent injunction or other order issued by any United States federal or state governmental body, nor any Law promulgated or enacted by any United States federal or state governmental body, that restrains, enjoins or otherwise prohibits the transactions contemplated hereby or limits the ability in any respect of the rights of any of the Company to hold its assets and conduct its present, planned or prospective business, or imposes civil or criminal penalties on any shareholder, director or officer of the Company if such transactions are consummated, shall be in effect.

7.	CONDITIONS TO THE PURCHASER’S OBLIGATION TO PURCHASE THE SHARES

The Company understands that the Purchaser’s obligation to purchase the Series A Preferred Stock on the Closing Date pursuant to Sections 1(a) and 1(b) above is conditioned upon each of the following, unless waived in writing by the Purchaser:

(a) The accuracy on the Closing Date of the representations and warranties of the Company contained in this Agreement as if made on such Closing Date, and the performance by the Company on or before such Closing Date of all covenants and agreements of the Company required to be performed on or before the Closing Date.

(b) The Company shall have executed and delivered to the Purchaser (i) the Amended Articles, (ii) the Shareholders’ Agreement, (iii) the Non-Compete Agreement, (iv) the Lock-up Agreement, and (v) the stock certificate representing the Series A Preferred Stock.

(c) RAV shall have executed and delivered, and shall have caused each of its members to execute and deliver, to the Purchaser the Shareholders’ Agreement.

(d) The Responsible Party shall have executed and delivered to the Purchaser the Non-Compete Agreement.

(e) The Company and RAV shall have executed and deliver, and shall have caused each of the Persons set forth on Exhibit E to execute and deliver, to the Purchaser the Escrow Agreement.

(f) The Company shall have caused each of the Persons set forth on Exhibit E to execute and deliver to the Purchaser a Lock-up Agreement.

(g) On the Closing Date, the Purchaser shall have received from the Company such other certificates and documents as it or its representatives, if applicable, shall reasonably request, and all proceedings taken by the Company or the Board of Directors of the Company, as applicable, in connection with the Primary Company Documents contemplated by this Agreement and the other Primary Company Documents and all documents and papers relating to such Primary Company Documents shall be satisfactory to the Purchaser.

(h) All approvals for the sale of the Series A Preferred Stock from the FCC and PUCs, and all material consents, waivers, approvals, orders and authorizations from third parties required to be made or obtained for the authorization, execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the continuation in force of any rights, licenses, permits, authorizations, agreements, instruments or documents of the Company, shall have been obtained and become final and non-appealable (provided that if any appeal or a petition for reconsideration is filed after any such approval has been obtained, such approval shall be deemed to be final and non-appealable unless the Purchaser shall have delivered to the Company an opinion of counsel rendered in good faith that it is probable that such approval will be reversed and/or vacated upon any such appeal or petition for reconsideration). Neither any statute, rule, regulation, order, stipulation, decree, judgment, or injunction shall be enacted, promulgated, entered, enforced, or deemed application to the purchase nor any other action shall have been taken by any government body (i) which prohibits the consummation of the transactions contemplated by this Agreement; (ii) which prohibits the Purchasers ownership of the Series A Preferred Stock, or which compels the Purchaser to dispose of or hold separately all or any portion of the Purchaser’s or the Company’s business or assets as a result of the transaction contemplated herein; (iii) which makes the purchase of, or payment for, some or all of the Series A Preferred Stock illegal; (iv) which imposes material limitations on the ability of the Purchaser to acquire or hold or to exercise effectively all rights of ownership of the Series A Preferred Stock; or (v) which imposes any limitations on the ability of the Purchaser effectively to control in any material respect the business or operations of the Company.

(i) There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by or before any government body (i) which prohibits the consummation of the transactions contemplated by this Agreement; (ii) which prohibits the Purchaser’s ownership of the Series A Preferred Stock, or which compels the Purchaser to dispose of or hold separately all or any portion of the Purchaser’s or the Company’s business or assets as a result of the transaction contemplated herein; (iii) which makes the purchase of, or payment for, some or all of the Series A Preferred Stock illegal; (iv) which imposes limitations on the ability of the Purchaser to acquire or hold or to exercise effectively all rights of ownership of the Series A Preferred Stock; or (v) which imposes any limitations on the ability of the Purchaser effectively to control in any material respect the business or operations of the Company. No preliminary or permanent injunction or other order issued by any United States federal or state governmental body, nor any Law promulgated or enacted by any United States federal or state governmental body, that restrains, enjoins or otherwise prohibits the transactions contemplated hereby or limits the ability in any respect of the rights of any of the Company to hold its assets and conduct its present, planned or prospective business, or imposes civil or criminal penalties on any shareholder, director or officer of the Purchaser if such transactions are consummated, shall be in effect.

(j) The Company shall have received a closing certificate substantially in the form attached hereto as Exhibit I (“Closing Certificate”).

8.	FEES AND EXPENSES

The Company shall bear its own costs, including attorney’s fees, incurred in the negotiation of this Agreement and consummating of the transactions contemplated herein and the corporate proceedings of the Company in contemplation hereof and thereof. At the Closing Date, the Company shall reimburse the Purchaser for all of the Purchaser’s reasonable out-of-pocket expenses incurred in connection with the negotiation or performance of this Agreement, including, without limitation, reasonable fees and disbursements of counsel to the Purchaser, fairness opinion costs, filing fees and recording and notary costs. Notwithstanding the foregoing, the Purchaser shall be solely responsible for all fees payable to Stanford Group Company in connection with the purchase of the Series A Preferred Stock by the Purchaser.

9.	SURVIVAL

The representations and warranties of the Company, RAV and the Responsible Party contained in Section 3 above shall survive the Closing hereunder and continue in full force and effect for a period of three (3) years thereafter; provided, however that (i) the representations and warranties set forth in Section 3(a) and 3(f) shall survive indefinitely and (ii) the representations and warranties set forth in Section 3(u), 3(v) and 3(x) shall survive for the applicable statute of limitations (after giving effect to any extensions or waivers) plus 60 days. The representations and warranties of the Purchaser contained in Section 2 above shall survive the Closing hereunder and continue in full force and effect for a period of three (3) years thereafter; provided, however that the representations and warranties set forth in Section 2(e) and 2(f) shall survive indefinitely. Notwithstanding the foregoing, the parties acknowledge and agree that if the Purchaser exercises its right to call RAV’s shares of Company Common Stock pursuant to Section 2.9 of the Shareholders’ Agreement, the survival period of the representations and warranties set forth in Section 3 hereof shall terminate upon the closing of such call and the Purchaser shall no longer be afforded the right to seek indemnification from the Responsible Party for a breach thereof.

10.	INDEMNIFICATION

(a) Indemnification by the Responsible Party and RAV. Each of the Responsible Party and RAV (the “RAV Group”), jointly and severally, agrees to indemnify the Purchaser and its officers, directors, employees, agents, partners, shareholders, members and Affiliates and, following the Closing, the Company and its Subsidiaries (collectively, the “Purchaser Indemnified Parties”) for, and hold each Purchaser Indemnified Party harmless from and against: (x) any and all damages, losses, claims, diminution in value and other liabilities of any and every kind, including, without limitation, judgments and costs of settlement, and (y) any and all reasonable out-of-pocket costs and expenses of any and every kind, including, without limitation, reasonable fees and disbursements of counsel for such Purchaser Indemnified Parties (all of which expenses periodically shall be reimbursed as incurred)(collectively, “Losses”) (without any rights of contribution or indemnification from the Company or any Subsidiary whether arising under any charter documents, contracts between the Company and/or Subsidiaries and the Responsible Party or otherwise), in each case, arising out of or suffered or incurred in connection with any of the following, whether or not involving a third party claim:

(i) any misrepresentation or any breach of any warranty made by the Company, RAV or the Responsible Party herein or in any of the other Primary Company Documents;

(ii) any breach or non-fulfillment of any covenant or agreement made by the Company, RAV or the Responsible Party herein or in any of the other Primary Company Documents; or

(iii) any claim relating to or arising out of a violation of applicable federal or state securities laws by the Company in connection with the sale or issuance of the Series A Preferred Stock by the Company to the Purchaser.

To the extent that the foregoing undertaking by the RAV Group may be unenforceable for any reason, each of the Responsible Party and RAV shall make the maximum contribution to the payment and satisfaction of each of the Purchaser’s Losses which is permissible under applicable law.

(b) Indemnification by the Purchaser. The Purchaser agrees to indemnify the Responsible Party, the Company and the Company’s officers, directors, employees, agents, partners, shareholders, members and Affiliates (collectively, the “Company Indemnified

Parties”) for, and hold each Company Indemnified Party harmless from and against any and all Losses (all of which expenses periodically shall be reimbursed as incurred), in each case, arising out of or suffered or incurred in connection with any of the following, whether or not involving a third party claim:

(i) any misrepresentation or any breach of any warranty made by the Purchaser herein or in any of the other Primary Company Documents;

(ii) any breach or non-fulfillment of any covenant or agreement made by the Purchaser herein or in any of the other Primary Company Documents; or

(iii) any claim relating to or arising out of a violation of applicable federal or state securities laws by the Purchaser in connection with the sale or issuance of the Series A Preferred Stock by the Company to the Purchaser.

To the extent that the foregoing undertaking by the Purchaser may be unenforceable for any reason, the Purchaser shall make the maximum contribution to the payment and satisfaction of each of the Company’s Losses which is permissible under applicable law, subject to the applicable limitations set forth in this Section 10.

(c) Limitations on Indemnification Obligations. The obligation of the RAV Group to indemnify the Purchaser under Section 10(a)(i) above will be subject to the following limitations:

(i) The RAV Group shall not have any obligation to indemnify the Purchaser from or against any Losses resulting from any matter for which indemnification exists as provided in Section 10(a)(i) above, until the Purchaser has suffered Losses by reason of all such breaches or claims in excess of $200,000 in the aggregate (after which amount the Responsible Party will be obligated to indemnify and hold the Purchaser harmless with respect to all Losses from the first dollar of any Losses)(the “Indemnification Basket”). Further, in determining Losses for purposes of this threshold, any qualifications of any representation or warranty with respect to “materiality,” “material,” “Material Adverse Change,” “Material Adverse Effect” or any similar qualification, shall be disregarded. Notwithstanding any of the preceding provisions of this Section 10(c), the threshold described in this Section shall not apply to any breach (or alleged breach) of any representation or warranty contained in Sections 3(a), 3(b), 3(c), and 3(k) or any fraudulent or intentional misrepresentation or omission with respect to any of the representations and warranties contained in Section 3, and each of the Responsible Party and RAV, jointly and severally, shall indemnify and hold the Purchaser harmless against all Losses that the Purchaser may suffer resulting from, arising out of, relating to, in the nature of, or caused by any one or more of such breaches.

(ii) The maximum amount for which the RAV Group shall be required to indemnify and hold the Purchaser harmless for breaches of representation and warranty under Section 10(a)(i) above (other than any breach (or alleged breach) of any representation or warranty contained in Sections 3(a), 3(b), 3(c), and 3(k) or any fraudulent or intentional misrepresentation or omission with respect to any of the representations and warranties contained in Sections 3 shall be equal to the sum of

(A) $1,563,750, being the agreed value of the 375,000 shares of Restricted Purchaser Stock granted to the Responsible Party pursuant to Section 4(l) hereof (representing an the agreed value of $4.17 per share),

(B) $5,000,000, being the agreed value of RAV’s 2,000,000 shares of Company Common Stock as of the Closing Date (representing an the agreed value of $2.50 per share); and

(C) $2,000,000, which represents a portion of the amount the Responsible Party is personally liable for under that certain continuing guaranty dated June 9, 2006 in favor of Expocredit Corporation, a Florida corporation (collectively, the “Indemnification Cap.

(D) The parties acknowledge and agree that the neither the Indemnification Basket nor the Indemnification Cap shall apply to any Losses incurred by the Purchaser under Sections 10(a)(ii), 10(a)(iii) or 10(g) hereof.

(d) Purchaser Indemnification Procedure. Any claim (a “Claim”) for indemnification by the Purchaser under this Section 10 shall be resolved in the manner set forth in this Section 10(d), as follows:

(i) Promptly on becoming aware of any circumstances which have given or could give rise to a Claim, the Purchaser shall provide the RAV Group and the Escrow Agent with a certificate in writing (a “Claim Certificate”) setting forth in reasonable detail the basis of such Claim in respect of which payment pursuant to this Section 10 is then being sought and the amount to be paid in respect thereof (such amount being herein called the “Claimed Amount”).

(ii) Following receipt of the Claim Certificate, the RAV Group shall have 30 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of that investigation, the Purchaser shall make available to the RAV Group the information relied on by the Purchaser to substantiate the Claim, together with such information as the RAV Group may reasonably request.

(iii) If the parties agree at or prior to the expiration of such 30-day period (or agree to any extension of this period) to the validity and amount of the Claim, then the parties will instruct the Escrow Agent to disburse the agreed amount to be paid with respect to such Claim (the “Agreed Amount”) from the Escrow Fund in the priority set forth in Section 10(e),.

(iv) In the event the RAV Group does not dispute a Claim within 30 days after the delivery of the Claim Certificate, then the Claim will be deemed to be accepted by the RAV Group. In such event the Escrow Agreement will provide that the Escrow Agent is authorized to disburse the amount of such Claim from the Escrow Fund, in the priority set forth in Section 10(e).

(v) In the event the RAV Group disputes all or a portion of a Claim and the parties are unable to reach an agreement regarding within 30 days after the RAV Group’s receipt of the Claim Certificate, then the Claim will be submitted to binding arbitration as provided in Section 14(l) of this Agreement. Upon receipt by either RAV or the Purchaser of the final written determination of such claim by the arbitrator (the “Final Decision”), RAV or the Purchaser (as the case may be) shall deliver the Final Decision to Escrow Agent, with instructions to disburse the amount specified in the Final Decision from the Escrow Fund, in the priority set forth in Section 10(e),. In any arbitration, the arbiters will take into consideration the amount of any limitations on indemnification set froth in this Section 10.

(e) Payment of Purchaser Claims.

(i) In the event that the Purchaser is entitled to any payment with respect to any Claim pursuant to the provisions of Section 10(d) (a “Required Payment”) then such payment will be made from the Escrow Fund in the following order of priority:

(A) First, by delivering to the Purchaser certificates evidencing such number of shares of the Purchaser Restricted Stock beneficially owned by the members of the RAV Group (and transferred from each member of the RAV Group on a pro rata basis) as are equal in value to the amount of the Required Payment. For the purpose of this Section 10(e)(i), the value of a share of the Purchaser Restricted Stock shall be the fair market value of the shares of the Purchaser Restricted Stock as of the date hereof, which the parties agree is $4.17; provided, that if any of the Purchaser Restricted Stock has been sold in a manner permitted by the terms of the Escrow Agreement, then the Indemnity Amount will be paid from the proceeds of such stock then held by the Escrow Agent; and

(B) Second, by delivering to the Purchaser certificates evidencing such number of shares of Company Common Stock beneficially owned by RAV as are equal in value to the amount of the Required Payment, less the amounts paid to the Purchaser for any Claims under Section 10(e)(i) above. For the purpose of this Section 10(e)(ii), the value of a share of Company Common Stock shall be the fair market value of the shares of Company Common Stock as of the date hereof, which the parties agree is $2.50; provided, that if any of the Purchaser Restricted Stock has been sold in a manner permitted by the terms of the Escrow Agreement, then the Indemnity Amount will be paid from the proceeds of such stock then held by the Escrow Agent .

(ii) In the event that the Escrow Fund is insufficient to cover the full amount of any Required Payment, then the Responsible Party shall be personally liable for, and obligated to pay, the balance of the Required Payment; provided, that in no event will the Responsible Party be obligated to pay more than US $2,000,000 in the aggregate for Claims under Section 10(a)(i).

(iii) Notwithstanding the foregoing, if all or any portion of the Escrowed Shares have been transferred to a third party in violation of the terms of the Escrow Agreement, (i), the portion of the Required Payment exceeding the value of the shares of the Purchaser Restricted Stock and the Company Common Stock shall be paid by the members of the RAV Group in cash.

(f) Release of Escrow Fund. Notwithstanding anything to the contrary contained herein, the Escrow Agreement will provide that the Escrow Agent shall release from escrow the Escrow Fund (including all shares of Company Common Stock and Purchaser

Restricted Stock held by the Escrow Agreement, and all cash consideration held in connection with the sale of such stock), which is not subject to any pending Claims by the Purchaser, on the third anniversary of the Closing Date.

(g) Indemnification for Claims by Soto. In addition to the indemnification obligations set forth in Section 10(a), each of the Responsible Party and RAV, jointly and severally, agrees to indemnify the Purchaser Indemnified Parties and hold each of the Purchaser Indemnified Parties harmless from all Losses (without any rights of contribution or indemnification from the Company or any Subsidiary whether arising under any charter documents, contracts between the Company and/or Subsidiaries and the Responsible Party or otherwise), in each case, arising out of or suffered or incurred in connection with any agreement (whether in writing or oral), transaction, understanding or otherwise between the Company, its Subsidiaries and affiliates, on the one hand, and Alfredo Soto, on the other hand. Each of RAV and the Responsible Party agree (i) to pay all indemnification claims under this Section 10(g) to the Purchaser in cash, and (ii) that the Purchaser is not required to seek recoupment of its Losses under this Section 10(g) from the Escrow Fund. The parties further agree that the indemnification obligations of RAV and the Responsible Party under this Section 10(g) are not subject to any limitations or restrictions set forth in Sections 10(c), the provisions of Section 10(e), or any other provision of this Agreement.

(h) Exclusive Remedy. The respective remedies under this Section 10 of this Agreement are the parties’ exclusive remedies from and after the Closing with respect to the inaccuracy or untruth, incompleteness or breach of any representation or warranty of any party contained in this Agreement or any schedule hereto or any certificate delivered in connection herewith, or based on the failure of any covenant, agreement or undertaking in this Agreement, and the parties hereby waive any claims with respect to any other right of contribution or indemnity available against any indemnifying party under this Agreement in such capacity on the basis of law or otherwise beyond the express terms of this Agreement; provided, however, that this Section 10(h) does not preclude (i) a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any Primary Company Document, (ii) any Claims based on fraud or intentional misrepresentation or omission, and/or (iii) any Claims for breach or default under any Primary Company Document.

(i) Other Indemnification Provisions. The Responsible Party hereby agrees that he will not make any claim for indemnification against the Company or any of its Subsidiaries by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Purchaser against the Responsible Party (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise). Any indemnification payable in accordance with this Section 10 shall be net of: (i) cash amounts actually recovered (after deducting related costs and expenses) by the Indemnified Party for Losses for which such indemnification payment is made under any insurance policy, warranty or indemnity from any person other than a party to this Agreement; and (ii) tax benefits actually realized in cash by the Indemnified Party in respect of any Losses for which such indemnification payment is made during the same period such Losses were incurred. Each party agrees to use, and to cause the Company and its Subsidiaries to use, commercially reasonable efforts to obtain the benefits of any insurance coverage, warranty or indemnity from any other party with respect to any matter that might give rise to a claim for indemnification under this Agreement, and all costs and expenses incurred by the Indemnified Party in connection therewith, whether or not such claim is ultimately paid by any such third party pursuant to insurance, warranty or indemnity, shall be added to the indemnification claim.

11.	NOTICES

Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be effective upon personal delivery, via facsimile (upon receipt of confirmation of error-free transmission and mailing a copy of such confirmation, postage prepaid by certified mail, return receipt requested) or two (2) business days following deposit of such notice with an internationally recognized courier service, with postage prepaid, or by electronic mail, with a copy thereof to be sent by mail (as aforesaid) within 24 hours of such electronic mail, and addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by five days advance written notice to each of the other parties hereto.

If to the Company:	Latin Node, Inc. 9800 Northwest 41st Street, Suite 200 Miami, Florida 33178 Attn: Jorge Granados, President Telephone: 305-592-4848 Facsimile: 305-592-4949 Email: jgranados@latinode.com

with a copy to:	Shutts & Bowen LLP 1500 Miami Center 201 South Biscayne Boulevard Miami, Florida 33131 Attn: Francis E. Rodriguez, Esq. Telephone: 305-347-7364 Facsimile: 305-347-7764 Email: frodriguez@shutts-law.com

If to the Purchaser:

Elandia, Inc.

1500 Cordova Road, Suite 312

Ft. Lauderdale, Florida 33316

Attn: Harry Hobbs, Chief Executive Officer

Telephone: 954-728-9090 Ext. 225

Facsimile: 954-728-9090

Email: hghobbs@elandiainc.com

with a copy to:

Carlton Fields, P.A.

4000 International Place

100 Southeast Second Street

Miami, Florida 33131

Attn: Seth P. Joseph, Esq.

Telephone: 305-530-0050

Facsimile: 305-530-0055

Email: sjoseph@carltonfields.com

If to Responsible Party:	Jorge Granados 7232 Northwest 31st Street Miami, FL 33122 Telephone: 305-592-4848 Facsimile: 305-592-4949 Email: jgranados@latinode.com or to such other address as either party may have designated by written notice to the other in the manner set forth herein.

12.	GOVERNING LAW; JURISDICTION

This Agreement will be governed by and construed under the laws of the State of Florida, without giving effect to rules governing conflicts of law. Each of the parties irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Florida located in the County of Miami-Dade, and of the United States District Courts for the Southern District of Florida for the purposes of any suit, action, or proceeding relating to or arising out of this Agreement (a “Related Proceeding”) and irrevocably waives, to the fullest extent it may effectively do so, (i) any objection it may have to the laying of venue of any Related Proceeding in any such court, and (ii) the defense of forum nonconveniens to the maintenance of any Related Proceeding in any such court. Stanford does not agree to submit to jurisdiction hereunder and each party agrees and acknowledges that Stanford is not and shall not be a necessary or indispensable party to any Related Proceeding. Each party further agrees not to join Stanford in any Related Proceeding and hereby waives the right to file any action or proceeding against Stanford arising out of, related to or in connection with the Agreement or any transaction arising from this Agreement.

13.	TERMINATION

(a) Termination of Agreement. Certain of the parties may terminate this Agreement as provided below:

(i) The Purchaser and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Provided that the Company has paid in full all loans made to the Company by the Purchaser, including all accrued but unpaid interest, the Company may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (A) in the event that the Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified the Purchaser of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 2007, by reason of the failure of any condition precedent under Section 6 hereof; and

(iii) The Purchaser may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (A) in the event that the Company, RAV or the Responsible Party has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Purchaser has notified the Company, RAV and the Responsible Party of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 2007, by reason of the failure of any condition precedent under Section 7 hereof.

(b) Effect of Termination. If the Purchaser or the Company terminates this Agreement pursuant to Section 13(a) above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach).

14.	GENERAL PROVISIONS

(a) Entire Agreement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. This Agreement, together with the other Primary Company Documents, including any certificate, schedule, exhibit or other document delivered pursuant to their terms, constitutes the entire agreement among the parties hereto with respect to the subject matters hereof and thereof, and supersedes all prior agreements and understandings, whether written or oral, among the parties with respect to such subject matters.

(b) Amendments. This Agreement may not be amended except by an instrument in writing signed by the party to be charged with enforcement.

(c) Waiver. No waiver of any provision of this Agreement shall be deemed a waiver of any other provisions or shall a waiver of the performance of a provision in one or more instances be deemed a waiver of future performance thereof.

(d) Construction. This Agreement and each of the Primary Company Documents have been entered into freely by each of the parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either party.

(e) Binding Effect. This Agreement shall inure to the benefit of, and be binding upon the successors and assigns of each of the parties hereto, including any transferees of the Series A Preferred Stock.

(f) Severability. The provisions of this Agreement and the terms of the Series A Preferred Stock are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement or in the terms of the Series A Preferred Stock shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the terms of the Series A Preferred Stock; but this Agreement and the terms of the Series A Preferred Stock shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Notwithstanding the above, if a provision hereto is held invalid and as a result it shall substantially impair the benefits of the remaining provisions hereto, the parties agree to re-negotiate, in good faith, such provision or provisions.

(g) Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Purchaser shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

(h) Attorneys’ Fees. If any action should arise between the parties hereto to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be reimbursed for all reasonable expenses incurred in connection with such action, including reasonable attorneys’ fees.

(i) Headings; Pronouns. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(j) Counterparts; Facsimile Signatures. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement may be executed by facsimile signatures.

(k) Waiver of Jury Trial. THE PARTIES, BY THEIR EXECUTION OF THIS AGREEMENT, WAIVE TRIAL BY JURY IN ANY RELATED PROCEEDING. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE PARTIES, AND THE PARTIES HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.

(l) Arbitration.

(i) Except as otherwise specifically provided in this Agreement, if any controversy or dispute arises under, out of or in relation to any of the provisions hereof which cannot be settled by the parties hereto within sixty (60) calendar days after the same shall arise (the parties hereby agreeing to use best efforts to communicate in person, by telephone or by letter to discuss any such controversy or dispute) such controversy or dispute shall be resolved solely and exclusively by binding arbitration to be conducted before the American Arbitration

Association or its successor (“AAA”). The arbitration shall be held in Miami, Florida before a panel of three arbitrators with each party selecting one and the two selected arbitrators selecting the third and shall be conducted in accordance with the rules and regulations promulgated by AAA unless specifically modified therein.

(ii) The parties covenant and agree that the arbitration shall commence within one hundred eighty (180) calendar days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decisions and award shall be made and delivered within six (6) months of the selection of the arbitrator.

(iii) The arbitrator’s decisions shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

(iv) The parties covenant and agree that they will participate in the arbitration in good faith. The arbitrator shall assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against the non-prevailing party to any proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 14(l) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief of any party may proceed in court without prior arbitration for the limited purposes of avoiding immediate and irreparable harm.

(v) The provisions of this Section 14(l) shall be enforceable in any court of competent jurisdiction. Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of AAA to resolve all disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof, and further consents to the jurisdiction of the courts of the State of Florida for the purposes of enforcing the arbitration provisions of this Section 14(l). Each party further irrevocably waives any objection to proceeding before AAA based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before AAA has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made.

(m) Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, the Company and the Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the Series A Preferred Stock.

(n) Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the date first written above.

COMPANY:

LATIN NODE, INC., a Florida corporation

By:	/s/ Jorge Granados
Jorge Granados, President

RAV:

RETAIL AMERICAS VOIP, LLC, a
Delaware limited liability company

By:	/s/ Jorge Granados
Name:	Jorge Granados
Title:	Chief Executive Officer

[SIGNATURE PAGE TO PREFERRED STOCK PURCHASE AGREEMENT]

PURCHASER:

ELANDIA, INC., a Delaware corporation

By:	/s/ Harley L. Rollins
Name:	Harley L. Rollins
Title:	Chief Financial Officer

[SIGNATURE PAGE TO PREFERRED STOCK PURCHASE AGREEMENT]

RESPONSIBLE PARTY:

/s/ Jorge Granados
Jorge Granados, individually

[SIGNATURE PAGE TO PREFERRED STOCK PURCHASE AGREEMENT]